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                                  EXHIBIT 21.1



SUBSIDIARIES OF COMPASS AEROSPACE CORPORATION

Aeromil Engineering Company, a Delaware corporation
Barnes Machine, Inc., a Washington corporation
Brittain Machine, Inc., a Kansas corporation
CWE Acquisition Co., a Delaware corporation
Modern Manufacturing, Inc., a Delaware corporation
Pacific Hills Manufacturing Co., a California corporation, doing business as
     "Lamsco West, Inc.," "Lamsco NW" and "Lamsco Northwest"
Sea-Lect Products, Inc., a Delaware corporation
Western Methods Machinery Corporation, a California corporation
Wichita Manufacturing, Inc., a California corporation